Exhibit 99

PRIMEDIA
PRIMEDIA Inc. 745 Fifth Avenue New York, NY 10151	News Release

PRIMEDIA Reports Second Quarter 2006 Results

NEW YORK—August 3, 2006—PRIMEDIA Inc. (NYSE: PRM) today reported second quarter 2006 results.

($ millions)	Second Quarter			Percent	First Six Months			Percent
	2006		2005	Change	2006		2005	Change
Segment Revenue, net (a):
Enthusiast Media	$157.7		$157.8	-0.1%	$307.8		$297.8	3.4%
Consumer Guides	81.3		79.5	2.3%	162.7		155.1	4.9%
Education (c)	14.5		18.4	-21.2%	30.0		37.3	-19.6%
Intersegment Eliminations	0.0		(0.1)		(0.1)		(0.1)
Total Net Revenue	$253.5		$255.6	-0.8%	$500.4		$490.1	2.1%

Segment EBITDA (b):
Enthusiast Media	$32.6		$35.1	-7.1%	$53.7		$55.9	-3.9%
Consumer Guides	18.2		17.9	1.7%	35.9		36.1	-0.6%
Education (c)	(0.5)		3.2	-115.6%	(0.1)		5.8	-101.7%
Corporate Overhead	(7.5)		(7.1)		(14.0)		(13.6)

Total Segment EBITDA	$42.8		$49.1	-12.8%	$75.5		$84.2	-10.3%

Operating Income	$28.9		$38.4	-24.7%	$50.3		$62.7	-19.8%

Income (Loss) from Continuing
Operations (d)	$3.6		$(8.8)		$(5.1)		$(32.8)

Discontinued Operations (c)	$(5.7	)(e)	$13.8		$10.9	(e (f)	$403.3 (g)
Net income (loss)	$(2.1)		$5.0	$5.8	$370.5

Free Cash Flow (h)	$(4.1)		$(38.9)	$(2.3)	$(42.3)

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

c) In the second quarter of 2006, the Company decided to hold and continue to operate its Films Media Group [FMG], previously classified  as discontinued. FMG has been reclassified to continuing operations for all periods presented and is included in the Education Segment.

d) In 2006, interest expense w as reduced by $11.0 million and $12.0 million for the three and six months ended June 30, 2006,  respectively , due to the fair value measurement of the liability arising from the forw ard agreement related to the Automotive.com  acquisition.

e) Includes a $5.6 million provision recorded for future lease payments and a $1.7 million charge for net lease payments made by the Company prior to June 30, 2006 relating to the sale of Workplace Learning in 2005.

f ) Includes net gain on the sale of the History Group of $13.7 million.
g) Includes net gain on sales of About, Inc. of $378.9 million and PWPL of $3.5 million.

h) Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations (excluding acquisitions ). Discontinued operations are included until sold or shut dow n. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A .

Unless otherwise specified, all comparisons are to the same respective period in the prior year.

“We reiterate our 2006 guidance and are confident that the continued execution of our strategies combined with improved apartment market conditions will result in increased long term growth,” said Dean Nelson, Chairman, President and CEO of PRIMEDIA Inc. “The Enthusiast Media business continues to execute on its strategies of improving product quality, growing online and other non-print areas, leveraging its dominance in the male 18-34 market, and improving circulation performance. The Automotive.com and Equine.com acquisitions are performing well.

“Consumer Source’s New Home and Auto Guide businesses continue to show strong growth, and we expect the launches in the aggregate to-date in both of these businesses to reach profitability by year-end. Apartment Guide’s brand recognition, proven value to advertisers, and outstanding distribution substantially offset ongoing difficult market conditions. Our RentClicks acquisition has delivered strong growth.”

During the quarter, PRIMEDIA appointed Kevin Neary to Chief Financial Officer of PRIMEDIA Inc., replacing Beverly Chell, who co-founded the Company in 1989, after her retirement. “I would like to thank Beverly for her many years of commitment, counsel and insight which has helped to make PRIMEDIA the world’s leading enthusiast media Company,” said Nelson. “We are pleased that Kevin is now CFO of PRIMEDIA. He has long history of success at the Company which has enabled him to build a deep understanding of PRIMEDIA’s many assets and divisions. His experience in senior-level finance positions, his understanding of the Company’s long-term vision and his significant financial leadership abilities make him a great fit for this job.” Mr. Neary has been with the Company for nearly 15 years and was most recently Chief Financial Officer of PRIMEDIA’s Enthusiast Media division.

On July 31st, PRIMEDIA announced the appointment of Steve Parr as Chief Executive Officer of PRIMEDIA’s Enthusiast Media Segment; and Kim Payne as Chief Financial Officer of Consumer Source Inc., which comprises the Company’s entire Consumer Guides Segment.

Most recently, Mr. Parr was Senior Vice President of PRIMEDIA Inc. and President of PRIMEDIA Automotive, the Segment’s largest business with approximately 50 publications, 60 targeted events, two television and radio programs, and 60 targeted websites. “Steve brings the talent, the results,  and the focus that we need to realize our next level of growth and market leadership,” said Nelson. Mr. Parr’s publishing career spans twenty years, two continents and includes both books and  magazines. Before joining PRIMEDIA in 2004, Mr. Parr was President and CEO of book publisher Harry N. Abrams Inc. Prior to that, he was President of EMAP USA, before its acquisition by PRIMEDIA and where he managed many of the titles now part of PRIMEDIA’s Automotive Group. Mr. Parr also spent 13 years at Pearson PLC, including posts as President of Penguin Books Canada Limited, Executive Vice President of Penguin Books and CEO of Pearson Business Services in London.

Ms. Payne previously served as Vice President of Finance for Consumer Source beginning in 2005, Director of Analysis and Planning from 1997 to 2005, and as Financial Analyst from 1994 to 1996. She began her career at Consumer Source as an accountant in 1991. “For the past 15 years, Kim’s strong leadership and financial acumen have played a great role in our success,” said Robert C. Metz, Executive Vice President of PRIMEDIA Inc., and President and CEO of Consumer Source.

On July 25th, PRIMEDIA announced the appointments of Daniel T. Ciporin and Kevin J. Smith to its Board of Directors. Mr. Ciporin is the former Chairman and Chief Executive Officer of Shopping.com Ltd., and Mr. Smith is former Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Company. Mr. Ciporin has extensive Internet and marketing experience. He was the Chairman and Chief Executive Officer of Shopping.com Ltd., a publicly traded online comparison shopping service, and directed the company’s impressive growth to become a $100 million company. Mr. Ciporin also played a critical strategic role during eBay’s acquisition of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as Senior Vice President of MasterCard International and has experience as a management consultant for Mars and Co. and Corporate Value Associates. Today Mr. Ciporin is an active investor and advisor in a variety of technology-related businesses, including Vringo and Peer39. He also serves as chairman of the Internet Lab, a joint venture between the venture capital firms of Lightspeed and Gemini, where he identifies and funds early stage consumer Internet companies.

Mr. Smith is a seasoned financial and operating executive. As CFO of R.R. Donnelley & Sons Company in 2004 and 2005, he was responsible for directing the financial management of the $7 billion printing company and led the integration of the company’s finance and procurement functions following the acquisition of Moore Wallace in February 2004. Prior to R.R. Donnelley & Sons Company, Mr. Smith was the Chief Financial Officer for Heidrick & Struggles International, Inc. Mr. Smith has also played an instrumental role in managing and increasing financial efficiency as CFO and Chief Accounting Officer of True North Communications Inc. and as a senior manager at Midcom Communications Inc. and Alexander & Alexander Services Inc. Mr. Smith is currently partnered with Frontenac Company, a Chicago based private equity firm as an advisor on a variety of transactions.

In late 2005, the Company announced that its Board of Directors authorized management, along with advisors Goldman Sachs and Lehman Brothers, and counsel Simpson Thacher & Bartlett, to explore the separation of its businesses via a tax-free spin-off into two separate publicly-traded companies. The plan being contemplated would spin-off PRIMEDIA’s Consumer Guides Segment. In furtherance of the exploration of the potential spin-off, the Board of Directors approved the filing of a ruling request with the Internal Revenue Service and a Form 10 with the Securities and Exchange Commission. The IRS ruling request has been filed, and it is anticipated that the Form 10 will be filed during the third quarter. Although the Board has taken these additional steps, there has been no final decision on whether to complete the spin-off and there can be no assurances that a spin-off will occur.

During the second quarter, PRIMEDIA entered into an agreement to sell substantially all of the assets of its Crafts Group to Sandler Capital Management, a private equity fund, in an all-cash transaction valued at $132 million, subject to audit and other adjustments. This divestiture is subject to customary regulatory approvals and is expected to be completed in the third quarter of 2006.

In June, PRIMEDIA signed a lease that will lead to the consolidation of its six Manhattan office locations into a central headquarters, which should provide significant cost savings and improved operations. In addition to operational savings, the Company expects that this move will reduce its annualized New York occupancy costs by approximately one-third, or $4.2 million, with $2.7 million of expected savings in 2007.

PRIMEDIA’s multiple of net debt and preferred to Segment EBITDA (including discontinued operations not yet sold or shut down) is 8.0x, compared to 12x on September 30, 2001. On June 30, 2006, net debt was $1.456 billion, with ample unused bank facilities. The Company had more than $1 billion of NOLs. The Company has adequate resources to finance the implementation of its operating strategy and growth initiatives.

Segment Results

Enthusiast Media (Includes the Company’s Automotive, Outdoors, and other groups.)

($millions)	Second Quarter		Percent	First Six Months		Percent
	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$88.6	$92.7	-4.4%	$168.2	$171.1	-1.7%
Circulation	50.4	51.2	-1.6%	99.4	100.6	-1.2%
Other	18.7	13.8	35.5%	40.1	26.0	54.2%
Intersegment Revenue	0.0	0.1		0.1	0.1
Total Net Revenue	$157.7	$157.8	-0.1%	$307.8	$297.8	3.4%

Segment Expenses	$125.1	$122.7	2.0%	$254.1	$241.9	5.0%

Segment EBITDA (b)	$32.6	$35.1	-7.1%	$53.7	$55.9	-3.9%

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Enthusiast Media’s advertising revenue decline this quarter primarily reflects continued challenges in the International Auto Group and in the smaller publication groups.

The Company has implemented significant product improvements on 16 magazines thus far in 2006. The majority of these improvements have been made in the Performance and International Automotive groups, where challenges have been greatest. The early results of the redesigns are positive as the total newsstand units on the 16 titles have increased by over 5% versus the average sales in the six months prior to the redesigns. This growth rate compares favorably with low singledigit declines over the same time period in the publications that were not redesigned. In addition, almost 40% of the units sold are at a higher cover price than prior to the redesign. Advertising revenue trends were over 20% higher on the redesigned titles than on the rest of the portfolio. This advertising gap includes a surge in advertiser enthusiasm for redesigned publications’ first issues, and is expected to continue at a somewhat lower level over time. The 16 publications that have been redesigned represent approximately 20% of total Enthusiast media print revenue.

Editorial and art talent upgrades continue to also be an area of focus, as new talent has been brought in to fill seven of the 22 Automotive editorial and art director positions.

During the quarter, the Company further optimized draw and distribution to improve circulation profitability. In the second quarter, PRIMEDIA reduced draw by 3.1 million copies, or 6%. Based on the success of the program to date, the Company is implementing programs to further reduce draw in the second half of 2006. Newsstand revenue was flat in the quarter, with gains primarily from the Outdoors Group and the Performance Automotive Group. Subscription revenue slightly declined, primarily due to softness in the Performance and International Automotive groups.

Growth in Other revenue reflects continued success in expanding the Segment’s non-print businesses, which are on track to represent approximately 25% of Enthusiast Media Segment EBITDA in 2006 versus 10% in 2005. Through the first six months of 2006, non-print Segment EBITDA grew 3% versus the first half of 2005, driven primarily by the acquisitions of Automotive.com and Equine.com, partially offset by declines in licensing. Automotive.com continues to make substantial progress as auto dealers seek increased car sale leads. Equine.com is tracking well to generate additional synergies from its proprietary technology and unique marketing tools. Through the first half, non-print represented 14% of Segment EBITDA.

Enthusiast Media’s Segment EBITDA decline is largely attributable to lower print advertising revenues and increases in paper, ink, and postage costs, partially offset by the growth in non-print revenues and improvements in circulation profitability.

Automotive:

The Automotive Group grew 1.4% in the second quarter. This revenue growth is primarily due to the acquisition of Automotive.com, organic growth of PRIMEDIA’s Automotive Digital Network, Automobile magazine’s performance, and growth in television and radio, partially offset by declines in the International and Performance Automotive groups. The International Automotive Group’s underlying market continues to decline and, although the revenue grew quarter-over-quarter, it declined year-over-year. During the quarter, the International Automotive Group was restructured, dividing the publications between the Consumer and Performance Automotive Groups to both significantly reduce overhead costs and improve market execution.

PRIMEDIA’s recently-established Automotive Digital Network is comprised of seven of its flagship, inmarket websites, including MotorTrend.com, AutomobileMag.com, Automotive.com, and Intellichoice.com, delivers more than 10 million unique visitors and 55 million page views each month, and is currently the sixth largest online automotive network, according to Nielsen. Reflecting strong third-party validation of the value to advertisers of PRIMEDIA Automotive Digital Network, Nielsen’s @Plan market research system currently indexes the PRIMEDIA Automotive Digital Network as the leading online network in the critical category of consumers who intend to purchase a new or used vehicle in the next six months, which is a key component of the automakers’ online advertising selection process. Since the acquisition of Automotive.com, the efficiency of Automotive.com’s leadgeneration business has significantly improved.

A contract established prior to the Company’s acquisition of Automotive.com gave an outside agency exclusive rights to sell advertising on Automotive.com, limiting the Company’s ability to leverage its extensive industry relationships to sell advertising for the site. This contract expired in June, 2006 and the Company took over the Automotive.com sales effort. Despite this constraint, advertising revenue booked in the first half of 2006 already exceeds the combined advertising revenue generated on PRIMEDIA’s automotive sites including Automotive.com for the entire calendar year 2005. The Company hired George Kang as Vice President and General Manager of Automotive Digital Network, responsible for advertising sales. The Company expects to benefit from its own sales efforts during the second half.

The Company’s reliance on automaker advertising has historically been, and continues to be, relatively small. U.S. automaker print advertising in the quarter was just 4% of the Segment’s total print advertising revenue. Total automaker print advertising in the quarter was 12% of the Segment’s total, and non-automaker automotive print advertising (aftermarket parts and accessories, as examples) was 56% of the Segment’s total. These percentages reflect little change from last year. Approximately 85% of Enthusiast Media print advertising is for products and services specifically targeted to each publication’s subject matter. The level of this advertising tends to reflect interest in the subject matter, such as cars, fishing, and hunting, rather than general economic trends.

Outdoors:

During the quarter, the Company’s Action Sports Group was combined with its Outdoor, Marine, and Equine groups to form PRIMEDIA Outdoors, under the leadership of Jeff Paro, Senior Vice President of PRIMEDIA Inc., and President of PRIMEDIA Outdoors. Mr. Paro has run the Outdoor group since he joined PRIMEDIA in 2002, and the Marine group since 2005. A 20-year veteran of enthusiast and outdoors media, Mr. Paro assembled 15 of the outdoors’ leading media franchises which formed PRIMEDIA Outdoors, America’s largest outdoor enthusiast network. Prior to joining PRIMEDIA, Mr. Paro spent several years with Times Mirror as President of The Outdoor Company, among other roles. He began his career with The New York Times Sports & Leisure Division, where he held a variety of sales and management positions.

PRIMEDIA Outdoors grew 1% in the second quarter. Outdoors’ quarter-over-quarter revenue growth was primarily driven by newsstand growth, the acquisition of Equine.com, and organic non-print growth, mostly in television and radio.

Petersen’s Hunting, Skateboarder, and Surfing all generated strong results. Non-endemic advertising in the Outdoors group continues to be adversely impacted by automakers’ industry-wide reduction in advertising in publications not primarily targeted to in-market car buyers.

Outdoors’ online revenue grew 19% organically during the quarter. PRIMEDIA is currently applying Equine.com’s transactions engine to develop online marketplaces in the marine and shooting categories and anticipates launches before year-end

Television revenue grew 30% in the second quarter as the Outdoors Group continues to aggressively extend its print franchises.

Licensing and Merchandising: Revenue was down slightly year-over-year as a result of a difficult environment for the toy business. The group continues to foster creative business development initiatives, collaborating with PRIMEDIA’s Outdoors and Automotive titles. Lowrider-branded merchandise continues to grow its retail presence through branded apparel and product extensions. As result of strong demand and in-store sales, nearly 4,000 retailers such as Mervyn’s, City Trends, and Wal-Mart, now carry Lowrider-branded toy, apparel and accessories lines. In addition, several product and apparel licensing deals were struck to expand the current product portfolio and create new retail opportunities for the In-Fisherman brand.

Enthusiast Media Segment Guidance: As previously announced, for the full year 2006, the Company expects its Enthusiast Media Segment to deliver year-over-year mid-single digit percentage revenue growth and low-to-mid single digit percentage Segment EBITDA growth, second-half weighted. The second-half weighting is primarily driven by the integration of the recent Internet acquisitions and the timing of product upgrades. Adversely impacting Enthusiast Media’s Segment EBITDA in 2006 are increases in paper, ink and the United States Postal Service’s 2006 postage rate increase, totaling approximately $10 million for the full year. The Company’s full year Enthusiast Media Segment guidance assumes automaker advertising will be approximately equal to 2005 levels.

Consumer Source Inc. (PRIMEDIA’s Consumer Guides Segment) Includes Apartment Guide, New Home Guide, Auto Guide, RentClicks, AmericanHomeGuides.com, Rentals.com, and the DistribuTech distribution business.

	Second Quarter		Percent	First Six Months		Percent
($ millions)	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$67.3	$65.4	2.9%	$134.4	$127.7	5.2%
Other	14.0	14.1	-0.7%	28.3	27.4	3.3%
Total Net Revenue	$81.3	$79.5	2.3%	$162.7	$155.1	4.9%

Segment Expenses	$63.1	$61.6	2.4%	$126.8	$119.0	6.6%

Segment EBITDA (b)	$18.2	$17.9	1.7%	$35.9	$36.1	-0.6%

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Consumer Source’s second quarter advertising revenue growth was driven primarily by strong results in the Segment’s New Home Guide division and the expansion of the Segment’s Auto Guide division, offset by the forecasted declines in the Segment’s Apartment Guide division. Other revenue’s slight decline reflects DistribuTech’s optimization of distribution locations that were unprofitable and not critical to Consumer Source’s core guides business.

Consumer Source Segment EBITDA growth reflects a strong increase in New Home Guide organic growth and DistribuTech profitability improvements, largely offset by expenses associated with New Home and Auto Guide launches, and the revenue declines in Apartment Guide advertising.

Apartment Guide, ApartmentGuide.com, RentClicks: The Segment’s largest business, representing 77% of advertising revenue, Apartment Guide/ApartmentGuide.com continues to face challenging market conditions in the multi-family housing industry. Total advertising revenue in the quarter declined 6.2%, primarily due to high occupancy rates in several large markets that lost supply to condominium conversions or were impacted by 2005 hurricane activity. Condominium conversions, which reduce existing and potential customers from Apartment Guide markets, continued to negatively impact the business in the second quarter, although the rate of condominium conversions has slowed considerably. While these negative market conditions resulted in reduced advertising revenue for the quarter, the Apartment Guide brand continued to show its strength as ApartmentGuide.com grew leads by 14% versus the previous quarter.

The new Apartment Guide management team, which was put in place in October 2005, has taken a number of aggressive actions to improve the performance. The team’s primary focus has been improving the strength of the field organization. Four of 12 regional managers and 32 of 75 local publishers have been replaced since October, 2005, and changes to fuel increased revenue have been made to the compensation system. Thirteen of the 17 remaining black and white Apartment Guides have been converted to color, with the remainder scheduled to be converted by the end of 2006. A major upgrade to the ApartmentGuide.com site was launched in June.

RentClicks performed well in the second quarter, organically growing revenue 53% versus the previous quarter, and 91% versus last year. The Company is highly enthusiastic about the potential of RentClicks as a platform to serve the small unit rental property marketplace. This lucrative segment of the marketplace, which consists of rental houses, town homes, condos, and single unit apartments, accounts for approximately 70% of the total rental market. RentClicks is the market leader, and with low market penetration, represents a significant growth opportunity.

New Home Guide, NewHomeGuide.com: The Segment’s New Home Guide/NewHomeGuide.com business, representing 17% of advertising revenue, continued to deliver strong results with total revenue growth of 34% in the quarter. This strong growth reflects New Home Guide continuing to establish itself as one of the most cost-effective and attractive media channels for home builders. The Company is confident that New Home Guide’s value to advertisers, usefulness to home buyers and brokers, current low penetration of builder communities, and strong momentum in its existing markets will allow it to continue to grow even through a softer housing market, as developers increase their emphasis on marketing to reduce housing inventory.

The Segment also continues to rapidly grow its online presence. The New Home Guide portfolio of websites had the fastest growing number of unique visitors in the first two quarters of 2006, according to Media Metrix.

Auto Guide, Autoguide.com: During the second quarter, the Segment’s Auto Guide business, representing 6% of advertising revenue, continued to show strong performance with total revenue growth of 123% in the quarter. This new division now represents an $18 million business based on annualized revenue in the second quarter, and continues to have strong growth potential both within its existing markets and through new market expansion.

DistribuTech: All of PRIMEDIA’s Consumer Source properties continue to benefit from the Company’s leading distribution business, DistribuTech. Consumer Source’s strategy is to continually optimize distribution for its own guides at minimal cost. As a result, in the second quarter the Company reduced its quantity of revenue-generating distribution locations (retail locations in which DistribuTech leases to third parties rack space it does not use for its own products) while increasing its quantity of non-revenue-generating distribution locations, such as street boxes. This shift in the mix of distribution locations took place primarily in markets where DistribuTech had an extremely high share of retail distribution. The net effect of this optimization was reduced DistribuTech revenue with a positive impact on Consumer Source profitability. DistribuTech’s strategy to optimize its distribution locations to best meet the distribution needs of the Consumer Source guides has historically and will continue to cause DistribuTech revenue and profitability to fluctuate.

Consumer Guides Segment Guidance: For the full year 2006, the Company expects its Consumer Guides Segment to deliver year-over-year mid single digit percentage revenue and Segment EBITDA growth, second-half weighted. This growth is expected to be driven by strong gains in New Home Guide and Auto Guide, and growth in the RentClicks business, offset by modest declines in the Company’s Apartment Guide business. Second half results are expected to benefit from the annualizing of the costs associated with Auto Guide launches that primarily occurred during the third quarter of 2005.

Education (Includes Channel One, Films Media Group, and PRIMEDIA Healthcare)

	Second Quarter		Percent	First Six Months		Percent
($ millions)	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$5.9	$9.4	-37.2%	$13.3	$19.6	-32.1%
Other	8.6	9.0	-4.4%	16.7	17.7	-5.6%
Intersegment Revenue	0.0	0.0		0.0	0.0
Total Net Revenue	$14.5	$18.4	-21.2%	$30.0	$37.3	-19.6%

Segment Expenses	$15.0	$15.2	-1.3%	$30.1	$31.5	-4.4%

Segment EBITDA (b)	($0.5)	$3.2	-115.6%	($0.1)	$5.8	-101.7%

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Channel One’s decline in advertising revenue is mainly attributable to the ongoing impact of large reductions in advertising from a few advertisers in late 2005 and a decrease in sales from the entertainment category. Channel One’s strategy is to broaden its revenue base beyond traditional advertising through creative sponsorships and the Internet, and to target organizational support for its public affairs programming.

During 2006, Channel One added sales staff to cover the critical New York and Chicago geographies, and expects to bolster West Coast sales coverage through a new hire late in the third quarter. As this is the first full advertising season for the new sales management, Channel One expects to begin to realize benefits in the fourth quarter. Channel One also expects to receive initial funding from certain public affairs organizations that are targeting teens by the end of 2006.

Channel One recently moved the production of its programming from Los Angeles to its new state-ofthe-art Washington, D.C. newsroom—a move that puts the network at the hub of news and public affairs, significantly reduces operating costs, and adds efficiencies into the production and content generation process. Expenses related to the move have been realized in the second quarter while the positive impact on expenses are expected to be realized beginning in the third quarter with full benefit in 2007. Annual cost savings are estimated to be over $2 million.

PRIMEDIA Healthcare’s quarter-over-quarter revenue and Segment EBITDA were down, but are expected to have a second year of solid growth in its continuing medical education business following from its new strategic direction in 2004. PRIMEDIA Healthcare has already contracted for more revenue in 2006 than in all of 2005.

In the first quarter 2006, the Company decided to actively pursue the sale of its Films Media Group (FMG) included in the Education Segment. The operations of FMG were classified as discontinued operations for all periods presented. The Company believes that Education Segment EBITDA will grow based on continued improvements to the core operations and the roll-out of the digital platform. Although the Company actively solicited offers to purchase FMG, the Board concluded that the offers did not reflect the financial potential. As a result, the Company decided to hold and continue to operate FMG. Consequently, the operations of FMG have been reclassified to continuing operations for all periods presented and are included in the Education Segment results. To fully capitalize on FMG’s opportunities, Amy Bevilacqua was hired to run the business, reporting to Channel One CEO and President, Judy L. Harris.

Consolidated Guidance for 2006

As previously announced, for the full year 2006, PRIMEDIA forecasts that, on a consolidated basis, the Company will have year-over-year mid-single digit percentage revenue growth and low-to-midsingle digit percentage Segment EBITDA growth, second-half weighted, with revenue and Segment EBITDA growth in both the third and fourth quarters. Segment guidance for the Company’s Enthusiast Media and Consumer Guides Segments is included in the Segment discussions above.

Guidance provided by PRIMEDIA remains in force unless revised by the Company and does not reflect the impact of any potential transactions.

Depreciation, Amortization, and Interest Expense

Depreciation expense was approximately $7.7 million in the second quarter 2006 versus $6.8 million in the same period of the prior year. Amortization expense was $3.1 million in second quarter, compared to $2.4 million in the prior year. The increased amortization is due to higher levels of intangible assets resulting from acquisitions made in 2005. Interest expense was approximately $21.5 million in the second quarter, compared to $32.7 million in 2005. The 2006 expense was reduced by $11.0 million due to the fair value measurement of the liability arising from the forward agreement related to the Automotive.com acquisition. This estimated fair value of the deferred purchase price is measured quarter-to-quarter as a charge or credit to interest expense, except for the estimated amount payable to Automotive.com’s CEO, which is shown as non-cash compensation included in Enthusiast Media Segment EBITDA. Excluding this reduction, the Company’s interest expense in 2006 was flat versus prior year due to lower average debt levels offset by higher interest rates.

Liquidity and Leverage

The Company has adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future. As of June 30, 2006, the Company had approximately $181 million in cash and unused credit lines. Free cash flow for the second quarter 2006 was negative $4.1 million compared to negative $38.9 million for the same three months last year. The improvement in Free Cash Flow is due primarily to lower debt service and improvements in working capital. During the second quarter of 2006, the Company repurchased at a discount $56,615,000 principal amount of the 8 7/8% Senior Notes due 2011 for $55,262,000 plus $398,000 of accrued interest. The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended June, 2006, is estimated to be approximately 6.18 times versus the permitted maximum of 6.25 times. The Company expects its leverage ratio to improve in the third and fourth quarters as it grows Segment EBITDA consistent with guidance.

Discontinued Operations

In 2005, the Company sold the remaining net assets of Workplace Learning for the assumption of liabilities, however, the Company retained a secondary liability regarding the Carrolton, TX building lease and a lease for satellite time. The Company at the time of the sale received a third party guarantee of up to $10.0 million against those lease obligations to reimburse the Company for lease payments made.

In 2006, the Company made certain lease payments on behalf of Workplace Learning pursuant to its secondary liability. During the second quarter of 2006, the Company determined that it was probable that the Company would be responsible for the lease payments. For the three months ended June 30, 2006, the Company recorded a related provision in discontinued operations of $5.6 million, and a charge to discontinued operations of $1.7 million for the net lease payments made by the Company prior to June 30, 2006.

Use of the Term Segment EBITDA

The Company is organized into three business segments: Enthusiast Media, Consumer Guides, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA and Education Segment EBITDA are reconciled to net income in the attached table. Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges). Other credits (charges) include non-cash compensation and provision for severance, closures and restructuring related costs. We believe that Segment EBITDA is an accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance. These segment results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resources to be allocated to the segments and to assess their performance.

Segment EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources. Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on August 3, 2006, 10:00 am, Eastern Time (GMT -5). To participate in the call, please dial (877) 704-5379 if you are in the U.S., or (913) 3121293 if you are outside the U.S. The conference ID is 5719284. You should dial in at least five minutes prior to the start of the call. A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S. The replay ID is 5719284. The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, August 10, 2006. The live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $990 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•                                          Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading websites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-

Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                                          Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.

•                                          Education includes Channel One, a proprietary network to secondary schools, Films Media Group, a leading source of educational video, and PRIMEDIA Healthcare, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:          Eric Leeds (Investors): 212-745-1885
                        Joshua Hochberg (Media): 212-446-1892

###

Financial Highlights Table and Exhibit Follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)
($ in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue, Net:
Advertising	$161.8	$167.5	$315.9	$318.4
Circulation	50.3	51.2	99.4	100.6
Other	41.4	36.9	85.1	71.1
Total Revenue, Net	$253.5	$255.6	$500.4	$490.1

Cost of Goods Sold	$59.5	$56.5	$117.4	$104.5
Marketing and Selling	46.6	46.9	96.5	96.2
Distribution, Circulation and Fulfillment	48.8	47.1	97.9	93.5
Editorial	17.3	17.5	34.7	34.6
Other General Expenses	31.0	31.4	64.4	63.5
Corporate Administrative Expenses	7.5	7.1	14.0	13.6
Total Segment Expenses	$210.7	$206.5	$424.9	$405.9

Segment Earnings before Interest, Taxes, Depreciation, Amortization and
Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$32.6	$35.1	$53.7	$55.9
Consumer Guides	18.2	17.9	35.9	36.1
Education	(0.5)	3.2	(0.1)	5.8
Corporate Overhead	(7.5)	(7.1)	(14.0)	(13.6)
Total Segment EBITDA	$42.8	$49.1	$75.5	$84.2

Depreciation of Property and Equipment	(7.7)	(6.8)	(14.6)	(13.1)
Amortization of Intangible Assets and Other	(3.1)	(2.4)	(6.1)	(4.7)
Non-Cash Compensation	(1.6)	(1.2)	(2.5)	(2.4)
Provision for Severance, Closures and Restructuring Related Costs	(1.5)	(0.3)	(2.0)	(1.3)
Operating Income	28.9	38.4	50.3	62.7

Interest Expense (B)	(21.5)	(32.7)	(52.3)	(65.8)
Interest on Shares Subject to Mandatory Redemption (C)	(6.4)	(17.3)
Amortization of Deferred Financing Costs	(0.7)	(1.2)	(1.3)	(2.5)
Other Income (Expense), Net	0.2	(4.8)	0.3	(4.1)
Income (Loss) Before Provision for Income Taxes	6.9	(6.7)	(3.0)	(27.0)

Provision for Income Taxes	(3.3)	(2.1)	(2.1)	(5.8)

Income (Loss) from Continuing Operations ($0.01 and $(0.03) earnings (loss) per basic and diluted share for the three months ended June 30, 2006 and 2005, respectively , and $(0.02) and $(0.13) per basic and diluted share for the six months ended June 30, 2006 and 2005, respectively)	3.6	(8.8)	(5.1)	(32.8)

Discontinued Operations (($0.02) and $0.05 earnings (loss) per basic and diluted share for the three months ended June 30, 2006 and 2005, respectively, and $0.04 and $1.54 per basic and diluted share for the six months ended June 30, 2006 and 2005, respectively , including gain (loss) on sale of businesses , net of tax , of $(0.0) million and ($0.7) million for the three months ended June 30, 2006 and 2005, respectively, and $13.7 and $382.5 for the six months ended June 30, 2006 and 2005, respectively) (D)	(5.7)	13.8	10.9	403.3

Cumulative Effect of Change in Accounting Principle (from the adoption of Statement of Financial Accounting Standards No. 123 (R))	0.0	—	0.0	—

Net Income (Loss)	$(2.1)	$5.0	$5.8	$370.5

Basic and Diluted Income (Loss) per Common Share	$(0.01)	$0.02	$0.02	$1.41

Basic Common Shares Outstanding (w eighted average)	263,941,660	262,973,160	263,857,382	262,817,408

Diluted Common Shares Outstanding (w eighted average)	264,803,298	262,973,160	263,857,382	262,817,408

Capital Expenditures , net (excluding acquisitions)	$6.0	$7.6	$10.7	$13.5

	At June 30,	At March 31,	At December 31,	At June 30,
	2006	2006	2005	2005
Cash and cash equivalents	$4.2	$6.6	$7.3	$7.7
Long-term debt, including current maturities (C) (E)	$1,459.8	$1,455.9	$1,464.4	$1,555.7
Shares subject to mandatory redemption (C)	$—	$—	$—	$211.7
Common shares outstanding	263,949,436	263,886,473	263,716,469	263,030,356

(A ) Other credits (charges) include non-cash compensation and provision for severance, closures and restructuring related costs.

(B) The 2006 expense w as reduced by $11.0 million and 12.0 million for the three and six months ended June 30, 2006, respectively, due to the fair value measurement of the liability arising f rom the forw ard agreement related to the Automotive.com acquisition.

(C) During 2005, the Company redeemed all of its outstanding shares subject to mandatory redemption (Exchangeable Preferred Stock) (liquidation preference of approximately $475) Additionally , the Company redeemed all of its outstanding 7 5/8% Senior Notes due 2008 (principal amount of approximately $226 million.)

(D) Includes , in the second quarter and six months ended June 30, 2006, a $5.6 million provision recorded for future lease payments and a $1.7 million charge for net lease payments made by the Company prior to June 30, 2006 relating to the sale of Workplace Learning in 2005.

(E) During the three and six months ended June 30, 2006, the Company repurchased at a discount approximately $56.6 million and $63.6 million principal amount of the 8 7/8% Senior Notes due 2011, respectively. The purchase price w as approximately $55.3 million and $62.1 million, plus $0.4 million and $0.6 million of accrued interest, for the three and six months ended June 30, 2006, respectively.

Exhibit A

PRIMEDIA Inc.
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net cash provided by (used in) operating activties	$2.6	$(30.7)	$10.4	$(26.1)
Additions to property, equipment and other, net	(6.1)	(7.6)	(10.8)	(13.5)
Capital lease obligations	(0.6)	(0.6)	(1.9)	(2.7)
Free Cash Flow	$(4.1)	$(38.9)	$(2.3)	$(42.3)

Supplemental information:
Cash interest paid, including interest on capital and restructured leases	$48.7	$54.4	$64.7	$68.7
Cash interest paid on shares subject to mandatory redemption		$$12.8		$$23.7
Cash taxes paid	$0.7	$0.1	$4.8	$0.2
Cash paid for severance, closures and restructuring related costs	$1.0	$1.5	$2.7	$6.0